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                                DOMAIN ASSOCIATES
                             PRINCETON - COSTA MESA


GENERAL PARTNERS
James C. Blair
Brian H. Dovey
Richard S. Schneider
Kathleen K. Schoemaker
Jesse I. Treu

RESEARCH PARTNER
Arthur J. Klausner


October 8, 1996

VIA FACSIMILE - ORIGINAL TO FOLLOW VIA MAIL

Thomas H. Adams, Ph.D.
Genta Incorporated
3550 General Atomics Court
Building 9, 2nd Floor
San Diego, CA 92121-1194

Dear Tom:

Confirming what I said during our telephone call after last night's telephonic Board Meeting, I hereby resign as Vice Chairman and a Director of Genta effective immediately.

I am resigning due to my perception that I have irreconcilably different views than those held by you and the majority of the Board as to the proper program to resolve the financial and strategic issues which Genta faces.

I hope you and the remaining members of the Genta Board are successful in preserving shareholder value. We all have a lot at stake.

Yours truly,

/s/ James C. Blair

James C. Blair

cc:  Samuel D. Colella
     David F. Hale
     Robert E. Klem
     Paul O.P Ts'o, Ph.D.
     Sharon Webster, Ph.D.
     Howard Sampson
     Thomas E. Sparks, Esq.
     John MacMurray, Esq.